Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS PROFITABLE

THIRD QUARTER RESULTS

BURLINGTON, NEW JERSEY – February 11, 2010 – Franklin Electronic Publishers, Inc. (NYSE AMEX:FEP), a world leader in electronic handheld information, today reported net income of $707,000 or $0.08 per share for the fiscal 2010 third quarter ended December 31, 2009 compared to a net income of $733,000 or $0.09 per share in the same quarter last year. Sales in the current period declined marginally by 1.4% to $13,339,000 from $13,535,000 in the prior year. Despite this decline, sales in most sectors of our North American operations increased over last year’s quarter as a result of a better than expected holiday season. Sales in our International operations (other than our European sales) increased considerably during the quarter primarily from strong contributions from the Company’s International Distributor and OEM sales divisions, as well as from the Company’s direct operations in Australia and Mexico. These increases were offset by declines in our European operations.

Total gross margin as a percentage of sales decreased four percentage points to 49% from the 53% reported in the same period last year. The decrease was primarily due to increased promotional allowances and lower pricing on older models to facilitate the transitioning into newer products as well as an inventory valuation provision related to one product specific to our German operation, The Company’s total operating costs and expenses decreased $618,000 or 10%, benefiting from the cost cutting initiatives implemented during fiscal year 2009. The current quarter includes $218,000 of costs related to legal fees primarily associated with the preparation of a merger proxy statement. Excluding these costs, operating expenses would have decreased $836,000 or 13% when comparing the current fiscal quarter to the same quarter last year and net income for the current quarter would have been $925,000 or $.11 per share.

For the nine months ended December 31, 2009, total sales decreased 7.5% to $35,096,000 from $37,962,000 for the same period last year. Net income for the nine months was $970,000 or $0.12 per share, compared to a net loss of $633,000 or $0.08 per share in the prior period. The nine month results included $893,000 of expenses related primarily to legal and investment banking costs incurred in connection with the potential acquisition of the shares of Franklin. Excluding these costs, net income for the nine months ended December 31, 2009 would have been $1,863,000 or $.23 per share.

Barry Lipsky, Franklin’s president and chief executive officer, stated “Despite the continued uncertainties in the global economy and the costs incurred related to the pending acquisition, I am pleased with our Company’s profit performance in the first nine months of the fiscal year. He added, “While I continue to be apprehensive with respect to the sustainability of the retail environment’s recovery, we have positioned ourselves to be able to mitigate the impact on profitability of any declines in the economy by our cost reduction initiatives and we remain confident that our results for the full year will compare favorably with the prior year.”

About Franklin

Franklin Electronic Publishers Incorporated (NYSE AMEX:FEP) is a world leader in electronic handheld information, having sold approximately 42,000,000 electronic books. Current titles available directly or through partners number more than 116,000 in sixteen languages under license from world class publishers, such as Merriam-Webster, Oxford University Press, Larousse, Langenscheidt, PONS, and HarperCollins, focused in four areas: Language Expansion, Language Learning, Reading Enhancement and Writing Enhancement. The Company also licenses its underlying technology to an array of partners including Adobe and Sun Microsystems. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS INC.
(in thousands, except share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008

SALES	$13,339	$13,535	$35,096	$37,962

GROSS MARGIN	6,564	7,154	17,919	18,992

INCOME (LOSS) BEFORE INCOME TAXES	743	723	1,080	(600)

NET INCOME (LOSS)	707	733	970	(663)

INCOME (LOSS) PER COMMON SHARE:

Basic	$0.08	$0.09	0.12	(0.08)

Diluted	$0.08	$0.09	0.11	(0.08)

WEIGHTED AVERAGE COMMON SHARES:

Basic	8,324	8,277	8,288	8,269

Diluted	8,616	8,277	8,498	8,269